Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Johnson Controls International plc’s (“Johnson Controls”) historical ratio of earnings to fixed charges for the periods indicated, together with a pro forma ratio of earnings to fixed charges for the year ended September 30, 2016, giving effect to the merger of Johnson Controls, Inc. and Tyco International plc, the spin-off of Adient plc and the transactions related thereto and completion of the exchange offers, assuming all of the Subsidiary Notes (as defined in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Johnson Controls on November 28, 2016 (the “Registration Statement”)) are validly tendered for exchange for JCI plc Notes (as defined in the Registration Statement) before the Early Consent Date (as defined in the Registration Statement) and accepted, as if they had occurred on October 1, 2015.  This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in the Registration Statement and the unaudited pro forma consolidated financial information included or incorporated by reference in the Registration Statement.

	Pro Forma	As Reported
(Dollars in millions)	2016	2016	2015	2014	2013	2012

Income (loss) from continuing operations attributable to Johnson Controls	$1,121	$(868)	$1,439	$1,404	$992	$1,003
Income tax provision	264	2,238	600	407	674	108
Income attributable to noncontrolling interests	129	216	112	105	102	119
Income from equity affiliates	(286)	(531)	(375)	(395)	(399)	(338)
Distributed income of equity affiliates	78	277	231	204	210	190
Amortization of previously capitalized interest	12	16	16	16	18	9
Fixed charges less capitalized interest	862	450	425	406	414	387
Earnings	$2,180	$1,798	$2,448	$2,147	$2,011	$1,478

Fixed charges:
Interest incurred and amortization of debt expense	$685	$335	$316	$286	$305	$298
Estimated portion of interest in rent expense	194	134	134	148	151	144
Fixed charges	879	469	450	434	456	442
Less: Interest capitalized during the period	(17)	(19)	(25)	(28)	(42)	(55)
Fixed charges less capitalized interest	$862	$450	$425	$406	$414	$387

Ratio of earnings to fixed charges	2.5	3.8	5.4	4.9	4.4	3.3